Exhibit 99

For further information:

Leon P. Garfinkle
Optimal Robotics
(514) 738-8885 leong@optimal-robotics.com

FOR IMMEDIATE RELEASE

            Optimal Robotics Agrees to Sell Self-Checkout Business to
                     Fujitsu Transaction Solutions Inc. and
                Provides Notice of Termination to NCR Corporation

MONTREAL, April 5, 2004 - Optimal Robotics Corp. (NASDAQ: OPMR) today announced that it has entered into a definitive agreement with Fujitsu Transaction Solutions Inc. for Fujitsu to acquire Optimal's self-checkout business for US$35 million plus the assumption of liabilities and that it has provided notice to NCR Corporation of the termination of the previously announced agreement to sell the self-checkout business to NCR for US$30 million plus the assumption of liabilities.

The agreement covers the self-checkout systems and related services marketed by Optimal, based in Montreal, Quebec, under the U-Scan(R) brand. Completion of the transaction is subject to approval by Optimal shareholders, receipt of certain third-party consents, and other customary conditions.

In addition to the payment to Optimal of the US$35 million purchase price, Fujitsu has agreed to reimburse to Optimal the US$3 million termination fee payable by Optimal to NCR and to reimburse Optimal for its reasonable costs in obtaining shareholder approval of the transaction. The transaction is expected to close before the end of May 2004.

Optimal Robotics Corp. (NASDAQ: OPMR) is a leading North American provider of self-checkout systems to retailers and depot and field services to retail, financial services and other third-party accounts. Optimal has approximately 1,000 employees, which includes approximately 800 software and hardware professionals, and facilities in upstate New York, Santa Ana, Calif., Toronto, Ontario, and Montreal, Quebec, and operations throughout North America. For more information about Optimal, visit the company's website at http://www.opmr.com/.

Optimal Robotics and U-Scan are registered trademarks of Optimal Robotics Corp. in the United States and other countries.